Exhibit 4.2

BLADEX 2003 RESTRICTED STOCK PLAN

-i-

BLADEX 2003 RESTRICTED STOCK PLAN

           BANCO LATINOAMERICANO DE EXPORTACIONES, S.A., a corporation organized under the laws of the Republic of Panama wishes to compensate its Directors for their services to the Company, to induce these Directors to remain with the Company, and to provide them with long-term incentives for sustained high levels of performance.  In furtherance thereof, the Bladex`s 2003 Restricted Stock Plan is designed to provide Restricted Stock to Directors of the Company.

1.	Definitions.

Whenever used herein, the following terms shall have the meanings set forth below:

“Award Agreement” means a written agreement in a form approved by the Committee to be entered into by the Company and the Director regarding the award of Restricted Stock as provided in Section 3.

“Award Date” has the meaning set forth in Section 3.

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of one of the following:

(i)          the commission by the Director of an act of deliberately criminal or fraudulent misconduct in the line of duty to the Company or any of its Subsidiaries (including but not limited to, fraud, misappropriation, embezzlement or the willful violation of any material law, rule, regulation, or cease and desist order applicable to the Director, the Company or any of its Subsidiaries), or a deliberate, willful breach of fiduciary duty owed by the Director to the Company or any of its Subsidiaries; or

(ii)          intentional, continued failure by the Director to perform stated duties (including but not limited to chronic absenteeism), gross negligence, or gross incompetence in the performance of stated duties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Nomination and Compensation Committee of the Board.

“Company” or “Bladex” means Banco Latinoamericano de Exportaciones, S.A, a corporation organized under the laws of the Republic of Panama.

           “Disability” means the inability of an individual to perform the services normally rendered by such individual due to any physical or mental impairment that can be expected to persist for a continuous period for 12 months or more or to result in death, as determined by the Committee on the basis of appropriate medical evidence.

           “Director” means a non-employee director of the Company or one of its Subsidiaries, and a non-employee officer (“dignatario”) of the Company or one of its Subsidiaries who in the judgment of the Committee can contribute significantly to the growth and successful operations of the Company or a Subsidiary; provided, however, that whenever a Director declines its benefits under this Plan in favor of its employer pursuant to Section 3 hereof, such employer shall be deemed, mutatis mutandis, the Director for purposes of this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

           “Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee; (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee; or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make discretionary determinations where the Shares have not been traded for 10 trading days.

“Plan” means Bladex’s 2003 Restricted Stock Plan, as set forth herein and as the same may from time to time be amended.

“Restricted Stock” means an award of Shares that are subject to restrictions hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means class E shares of common stock of the Company.

           “Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code.  In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any Company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

2.	Effective Date and Termination of Plan.

           The effective date of the Plan is July 19, 2003, the date on which the Plan was originally approved by the Board.  The “anniversary” of the Plan shall be July 19 of each year. The Plan shall terminate on, and no Restricted Stock shall be granted hereunder on or after, the 10-year anniversary of the approval of the Plan by the Board; provided, however, that the Board may at any time prior to that date terminate the Plan.

3.	Award of Restricted Stock.

           Each Director of the Company shall be awarded as of the effective date and thereafter as of  each anniversary of the Plan (an “Award Date”) a number of Shares of Restricted Stock equal to the number that results from dividing US$10,000 by the Fair Market Value of the Shares on the effective date as of which such Shares are so awarded; provided, however, that the Director who is also the Chairman of the Board shall receive a number of Shares of Restricted Stock equal to the number that results from dividing US$15,000 by the Fair Market Value of the Shares on the effective date as of which such Shares are so awarded.  Directors who are not allowed under the terms of their employment to accept Shares of Restricted Stock under this Plan may assign their benefits under this Plan to their employing institution.

No fractional Shares of Restricted Stock will be issued. The Committee shall determine as of each Award Date the persons who are to be considered Directors and the exact number of Shares of Restricted Stock which each such Director shall be awarded pursuant to the Plan.  Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. Each time Shares are awarded to a Director pursuant to this Plan, the Company and the Director shall enter into an Award Agreement, which shall contain such terms, provisions and conditions not inconsistent with the terms of this Plan as shall be determined by the Committee.

4.	Certain Restrictions.

           (a)      In the discretion of the Committee, each Director may be issued a stock certificate in respect of Shares of Restricted Stock awarded under the Plan.  A “book entry” (by computerized or manual entry) shall be made in the share register of the Company or its agent to evidence an award of Restricted Stock. Each certificate, if any, shall be registered in the name of the Director and may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

 The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Bladex’s 2003 Restricted Stock Plan and an Award Agreement entered into between the registered owner and the Company on ____________.  Copies of such Plan and Award Agreement are on file in the offices of the Company in Panama City, Panama.

           (b)     The Committee shall require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and may in its discretion require that, as a condition of any Restricted Stock award, the Director shall have delivered a stock power, endorsed in blank, relating to the stock covered by such award.  If and when such restrictions so lapse, any stock certificates shall be delivered by the Company to the recipient or his or her designee.

(c) Unless otherwise provided by the Committee, the Shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i)      Subject to the provisions of the Plan and the Award Agreements, during a period commencing with the effective date of such award and ending on the date the period of forfeiture with respect to such Shares lapses, the Director shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished).  Subject to the provisions of the Award Agreements and clauses (iii) and (iv) below, the period of forfeiture with respect to Shares granted hereunder shall lapse on the fifth anniversary of the effective date of grant.

(ii)     Except as provided in the foregoing clause (i), the Director shall have, in respect of the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends, which dividends shall be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and shall be forfeited if the underlying Shares are forfeited). Certificates for shares of Stock (not subject to restrictions) shall be delivered to the Director promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Shares of Restricted Stock.

(iii)    Subject to the provisions of the Award Agreement, if the Director’s service as a Director with the Company and/or a Subsidiary is terminated by the Company and/or such Subsidiary for Cause, during the applicable period of forfeiture, then all Shares awarded still subject to restriction shall thereupon, and with no further action, be forfeited by the Director. Subject to the provisions of the Award Agreement, if the Director’s service as a Director with the Company and/or a Subsidiary is terminated by the Director´s voluntary resignation to his office, during the applicable period of forfeiture, then all Shares awarded during the current three-year term for which the Director was elected which are still subject to restriction shall thereupon, and with no further action, be forfeited by the Director.

(iv)    In the event the Director’s service as a Director with the Company and/or a  Subsidiary (A) is terminated on account of death or Disability, or (B) ceases or is terminated other than (1) because of termination by the Company and/or such  Subsidiary for Cause, or (2) on account of the Director’s voluntary resignation to his office, during the applicable period of forfeiture, then restrictions will immediately lapse on all Restricted Stock granted to the applicable Director. For the sake of clarity, it is understood that, for purposes of the Plan, a termination of service (x) at the request of the Board, where such termination is in connection with a reduction of the number of members of the Board, or (y) as a result of a Class A Director terminating his association with the governmental agency which nominated him pursuant to Article 12 of the Articles of Incorporation of the Company, or (z) as a result of the Director becoming an employee of the Company, shall be treated as an involuntary termination by the Company without Cause, and all restrictions shall then immediately lapse on all Restricted Stock granted to the applicable Director.

5.	Tax Withholding.

           The Committee may, in its discretion, require the Director to pay to the Company at the time the restrictions on any Restricted Stock lapse (or other income recognition event, such as election under Section 83(b) of the Code) the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of the such lapsing (or other such event).  Upon the restrictions lapsing (or such other event), the Director may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes.  In the event that the Director makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Notwithstanding anything contained in the Plan to the contrary, the Director’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the release of any restrictions as may otherwise be provided hereunder, and the failure of the Director to satisfy such requirements with respect to the lapsing of restrictions on Restricted Stock (or another income recognition event) shall cause the applicable Restricted Stock to be forfeited.

6.	Regulations and Approvals.

           (a)     The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to restricted stock.

           (b)     Each grant of Restricted Stock is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares of Restricted Stock or other Shares, no payment shall be made or Shares issued or grant of Restricted Stock made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

           (c)     In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition, and may provide for a legending of such Shares to that effect.

7.	Interpretation and Amendments; Other Rules.

           The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate.  Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which Shares (whether or not shares of Restricted Stock) shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the award or thereafter.  In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Director with respect to Restricted Stock previously granted unless such amendments are required in order to comply with applicable laws; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the common stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

8.	Changes in Capital Structure.

           If (i) the Company and/or one or more of its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or such  Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company and/or one or more of  its Subsidiaries, or any distribution to holders of common stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Restricted Stock, then the Committee may forthwith take any such action as in its judgment shall be necessary to preserve the Directors’ rights substantially proportionate to the rights existing prior to such event, in a manner consistent with the intent hereof, including, without limitation, adjustments in the number and kind of shares subject to grants of Restricted Stock.  The judgment of the Committee with respect to any matter referred to in this Section 8 shall be conclusive and binding upon each Director without the need for any amendment to the Plan.

9.	Notices.

           All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Director, shall be delivered personally or mailed to the Director at the address appearing in the records of the Company.  Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 9.

10.	No Rights to Employment or Other Service.

           Nothing in the Plan or in Restricted Stock granted pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual’s employment or other service at any time.

11.	Exculpation and Indemnification.

           To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan.

12.	Captions.

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

13.	Governing Law.

This Plan shall be governed by, and interpreted in accordance with, the laws of the Republic of Panama.